Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF NOMURA COMMERCIAL ASSET DEPOSITOR COMPANY LLC

LIABILITY COMPANY AGREEMENT (the “Agreement”), of Nomura Commercial Asset Depositor Company LLC, a Delaware limited liability company (the “Company”), is made and entered into and effective as of January 5, 2026 (“Effective Date”) by Nomura Holding America Inc., a Delaware corporation (the “Member,” which term shall include any person hereafter admitted to the Company as a member pursuant hereto) and the Independent Manager (as defined below).

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended (the “Act”), by the execution, delivery and filing of a Certificate of Formation (the “Certificate”) in the office of the Secretary of State of the State of Delaware on December 29, 2025;

WHEREAS, the Member desires to enter into this Agreement as the sole member to provide for the Company’s management, to set out fully the Member’s rights, obligations and duties regarding the Company and its assets and liabilities, and to provide for certain other matters, all as permitted under the Act.

NOW, THEREFORE, in consideration of the covenants expressed herein, the Member agrees as follows:

1.                  Qualification to Do Business. Duly authorized officers of the Company shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates, instruments and documents (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware. Such officers shall also execute, deliver and file, or cause the execution, delivery and filing of, any other certificates, instruments and documents (and any amendments and/or restatements thereof) necessary, convenient, advisable, appropriate or desirable for the Company to qualify to do business in any and all jurisdictions in which the Company conducts or may wish to conduct business.

2.                  Purpose and Powers. The purposes of the Company are:

(a)                acting as a special-purpose depositor in connection with mortgage-backed and other asset backed securities transactions undertaken by Affiliates (as defined in Section 29(a) hereof) of the Company;

(b)               acquiring as purchaser or by contribution to the capital of the Company or otherwise, owning, holding, transferring, assigning, selling, contributing to capital, pledging and otherwise dealing with (i) mortgage and other promissory notes and similar such instruments, related real property, mortgages, deeds of trust and other related agreements, documents, books and records, (ii) related rights to payment, whether constituting cash, account, chattel paper, instrument, general intangible or otherwise, and any other related assets, property and rights, including without limitation security interests, (iii) related collection, deposit, custodial, trust and other accounts, lock boxes and post office boxes and any amounts and other items from time to time on deposit therein, (iv) real property and any improvements thereon and personal property acquired by foreclosure, deed-in-lieu thereof or otherwise in respect of any of the foregoing, (v) certificates, notes, bonds or other securities, instruments and documents evidencing ownership interests in or obligations secured by all or any of the foregoing and (vi) proceeds and other payments and distributions of any kind of, on or in respect of any of the foregoing (collectively, the “Assets”);

(c)                authorizing, issuing, selling and delivering, directly or indirectly through corporations, partnerships, limited liability companies, business trusts, common law trusts or other special purpose entities established solely for such purpose, certificates, notes, bonds and other securities, instruments and documents evidencing ownership or participation interests in or obligations secured by all or any portion of the Assets described in foregoing paragraphs (a) and (b) (collectively, the “Securities”), and in connection therewith entering into servicing, pooling and servicing, trust, insurance, credit enhancement, reimbursement, swap, underwriting, purchase, sale, indemnity agreements and other agreements and governing documents and resolutions related thereto, and authorizing, issuing, selling and delivering instruments evidencing the Company's indebtedness which is completely subordinated to any Securities, and entering into agreements by which the Company incurs such indebtedness; and

(d)               engaging in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Act that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (collectively with the purposes in (a) through (c) of this Section 2, the “Permitted Transactions”).

3.                  Perpetual Existence; Fiscal Year. The Company’s existence shall be perpetual, continuing until dissolved pursuant to law or as provided herein. The fiscal year of the Company shall end on March 31 (“Fiscal Year”) or such other period as may hereafter be determined by the Member.

4.                  Principal Business Office. The principal business office of the Company shall be Worldwide Plaza, 309 West 49th Street, New York, New York 10019. The Company may relocate its principal business office to any other place or places as the Board of Managers may from time to time deem necessary, convenient, advisable, appropriate or desirable, which need not be in the State of Delaware. Additional offices may be maintained and acts done at any other place necessary, convenient, advisable, appropriate or desirable for accomplishing the purposes of the Company, all as determined by the Board of Managers.

5.                  Registered Office and Agent. The registered agent for service of process and the registered office shall be that person or entity and location reflected in the Certificate as filed in the office of the Secretary of State of the State of Delaware. The Member may, from time to time, change the registered agent or office through appropriate filing with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason

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or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

6.                  Member. The address of the Member is Worldwide Plaza, 309 West 49th Street, New York, New York 10019, or such other address that the Member provides to the Company.

7.                  Management.

(a)                Board of Managers. Except as otherwise expressly provided in this Agreement, all powers of the Company shall be vested in, and the business and affairs of the Company shall be managed under the direction of, a board of managers of the Company (the “Board of Managers”). The Board of Managers shall have complete and exclusive discretion and authority in the management and control of the business affairs of the Company, exercise all powers of the Company and do all such lawful acts and things that may be exercised or done by the Member, unless such power or authority is prohibited by law or vested in the Member or officers of the Company pursuant to law, the Certificate, this Agreement or by written consent of the Member. In exercising all such powers of the Company, the Board of Managers shall have the right and authority to take all actions that the Board of Managers deems necessary, useful or appropriate for the management and conduct of the business of the Company. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board of Managers or any additional powers provided by law. The Member, acting solely in the capacity of the Member, is not an agent of the Company nor does the Member, unless expressly and duly authorized to do so by the Board of Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

(b)               Independent Manager. As long as any Obligation (as defined in Section 29(e) hereof) is outstanding, the Company at all times shall have at least one independent manager (“Independent Manager,” as defined in Section 29(d) hereof) on the Board of Managers. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the Board of Managers. No appointment of a successor or replacement Independent Manager shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by executing a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member or the Board of Managers shall, as soon as practicable, appoint a successor Independent Manager. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

(c)                Standard of Care. Each Manager of the Company shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company. A Manager who so performs his or her duties shall not have any liability by reason of having served in such capacity. Each Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

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(d)               Powers of the Board of Managers. Without limiting the generality of Section 7(a) hereof, but subject to this Section 7(d), the Board of Managers shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act.

(e)               Limitations on Power of the Board of Managers. Notwithstanding any other provision of this Agreement and any provision of law that otherwise empowers the Company or the Board of Managers, the Board of Managers shall not cause or permit the Company to take, and the Company shall not take, any of the following actions:

(i)                                   any act that would be in contravention of this Agreement;

(ii)                                commit, authorize or acquiesce to any act of Bankruptcy (as defined in Section 29(b) hereof) and/or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a substantial part of its property without the affirmative written consent of the Member(s) and all of the Managers (including the Independent Manager);

(iii)                             so long as any Obligations are outstanding, consolidate, merge, or engage in any other business consolidation with, or convey or transfer all or substantially all of its assets to, any person without (A) the affirmative written consent of all of the Members and all of the Managers (including the Independent Manager) and (B) written confirmation from each Rating Agency that has rated any Securities that are Obligations of the Company that such consolidation, merger, conveyance or transfer will not result in a lowering or withdrawal of such rating;

(iv)                             implement any amendment of the Certificate of the Company or this Agreement without the affirmative written consent of the Member(s);

(v)                                perform any act that would subject any Member to liability for the liabilities or obligations of the Company, except to the extent permitted under the Basic Documents (as defined in Section 29(c) hereof);

(vi)                            so long as any Obligations are outstanding, except in the case of transactions permitted under the Basic Documents, incur, assume, guarantee, or otherwise become liable for any indebtedness or create any liens on any assets of the Company other than (a) Securities issued under Section 2(c) hereof, (b) indebtedness that (I) may be incurred by the Company in connection with the issuance of Securities, (II) provides for recourse solely to the assets pledged to secure such indebtedness and no recourse to the Company and does not constitute a claim against the Company in the event its assets are insufficient to repay such indebtedness, (III) provides that any such indebtedness, other than indebtedness evidenced by Securities that are Obligations of the Company, by its terms is fully subordinated to any and all Securities, (IV) provides that no action may be taken against assets pledged to secure such indebtedness if and so long as such assets are also pledged to

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secure outstanding Securities senior to such indebtedness and (V) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Company until at least 121 days after each obligation of the Company under any indebtedness evidenced by Securities that are Obligations of the Company is satisfied in full, (c) trade and operational indebtedness incurred in the ordinary course of business, provided such indebtedness is (I) unsecured, (II) not evidenced by a note, (III) on commercially reasonable terms and conditions and (IV) are paid when due (unless contested in good faith) or (d) indebtedness the issuance of which will not result in the lowering or withdrawal of the rating on any outstanding Securities issued under Section 2(c) hereof by each nationally recognized statistical rating agency that has rated any such Securities at the request of the Company or any Affiliate (each, a “Rating Agency”);

(vii)                         except in the case of transactions permitted under the Basic Documents, make any loan or other advance of money to (a) any Affiliate or (b) any other person or guarantee obligations of any Affiliate or any other person;

(x)                             make discretionary distributions of cash to a Member without the affirmative written consent of each Member;

(xi)                            to the fullest extent permitted by law, dissolve, wind up or terminate, or permit the dissolution, winding up or termination, of the Company without the affirmative written consent of each Member and all of the Managers (including the Independent Manager) and without notice to each Rating Agency then rating any outstanding Securities.

(f)                 Covenants Regarding Operations of the Company. The Company shall conduct its affairs in accordance with the following provisions:

(i)                                 The Company shall segregate its assets and not allow funds or other assets of the Company to be commingled with the funds or other assets of, or, except to the extent necessary to conduct the Permitted Transactions, held by, or registered in the name of, any Member or its respective subsidiaries or Affiliates, and maintain its assets such that the assets are readily identifiable as assets of the Company and not those of any other person, which will include maintaining the Company's bank accounts, if any, separate from any other person;

(ii)                              The Company shall maintain books and records of the Company separate from the books and records of any Member, its respective subsidiaries and Affiliates and every other person;

(iii)                            The Company shall observe all procedures and organizational formalities, including maintaining minutes of the Company's meetings and acting only pursuant to due authorization of the Board of Managers.

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(iv)                             The Company shall conduct its dealings with third parties, including any Member and its respective subsidiaries and Affiliates, and otherwise hold itself out to the public, in its own name, as a separate and independent entity;

(v)                                The Company shall use separate stationery and invoices and separate checks, if any;

(vi)                            The Company shall conduct its dealings with third parties, including any Member and its respective subsidiaries and Affiliates, and every other person, on an arm's-length basis by, among other things, paying to any such third party fair value for shared overhead or for any services or leased premises provided by such third party or any of its employees or agents;

(vii)                         The Company shall file its own tax returns, if any, as may be required under applicable law, to the extent not part of a consolidated group of another taxpayer;

(viii)                      The Company shall, except in the case of transactions permitted under the Basic Documents, pay its liabilities, to the extent material, out of its funds and not pay liabilities of any other person out of its funds;

(ix)                           Except to the extent necessary to conduct the Permitted Transactions, the Company shall not guarantee, become obligated on, hold itself out as being obligated or available to satisfy, acquire or assume the liabilities of any Member, any of its respective subsidiaries or Affiliates or any other person or pledge its assets for the benefit of any Member, any of its respective subsidiaries or Affiliates or any other person, except as contemplated by the Basic Documents;

(x)                             The Company shall correct any known misunderstanding regarding the Company's separate and distinct legal identity and refrain from engaging in any activity that compromises the separate legal identity of the Company or the separateness of its assets;

(xi)                           Except to the extent necessary to conduct the Permitted Transactions, the Company shall not form, or cause to be formed, any subsidiaries;

(xii)                       The Company shall ensure that its capitalization is adequate in light of its business and purpose;

(xiii)                    The Company shall maintain a sufficient number of employees in light of its contemplated business operations, paying the salaries of its employees, if any, out of its own funds, and, to the extent that it shares officers and employees with any Affiliates, allocating fairly and reasonably the salaries of, and the expenses related to providing the benefits of, officers or other employees shared with such Affiliate;

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(xiv)                      The Company shall, if the business of the Company is so limited as to reasonably be conducted from the premises of an Affiliate, allocate fairly and reasonably any overhead for office space shared with any subsidiary or any other Affiliate;

(xv)                          The Company shall not identify itself as being a division or a part of any other person, and not permit any person to identify the Company as being a division or a part of such person;

(xvi)                       Except to the extent necessary to conduct the Permitted Transactions, the Company shall not acquire any securities or obligations of any Affiliate of the Company; and

(xvii)                   The Company shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person and not have its assets listed on any financial statement of any other person, provided that notwithstanding the foregoing, the Company's financial statement may be included in any consolidated financial statements of any Affiliate so long as such consolidated financial statements indicate or contain notes that clearly state that the Company is a separate legal entity and that its assets will be available only to satisfy the claims of the creditors of the Company and will not be available to satisfy the claims of creditors of any Affiliates of the Company;

provided, however, that failure by the Company to comply with any of the foregoing shall not affect the status of the Company as a separate legal entity.

(g)                Delegation of Authority. The Board of Managers may, from time to time, appoint officers of the Company and delegate to such officers such authority and duties as the Board of Managers may deem advisable. Such officers may consist of a Chief Executive Officer or one or more Co-Chief Executive Officers, a President or one or more Co-Presidents, a Chief Financial Officer or one or more Co-Chief Financial Officers, a Treasurer or one or more Assistant Treasurers, a Chief Operating Officer or one or more Co-Chief Operating Officers, Managing Directors, Executive Directors, Vice Presidents, a Secretary and one or more Assistant Secretaries and such other officers as it deems necessary or appropriate. Any number of offices may be held by the same person. The Board of Managers may assign one or more titles to any such officer. Any officer to whom a delegation is made pursuant to this Agreement shall serve in the capacity so delegated until such delegation is revoked by action of the Board of Managers or until such officer’s death, resignation, or removal from office. Any vacancy in any office may be filled by the Board of Managers. The officers shall exercise such powers and perform such duties of the Company as are specified in this Agreement and as shall be determined from time to time by the Board of Managers. Notwithstanding anything to the contrary herein, a decision or veto by the Board of Managers shall supersede any decision made by any officer of the Company. The

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officers shall serve at the pleasure of the Board of Managers, subject to all rights, if any, of an officer under any contract of employment.

(h)               Powers and Duties of Officers. The powers and duties of each officer shall be as follows:

(i)                                   The Chief Executive Officer and President shall, subject to the supervision, direction and control of the Board of Managers, (A) have general and active management of the Company, (B) have the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the chief executive officer of a company and shall exercise such powers and perform such duties as generally pertain or are necessarily incidental to such office or assigned to him by the Board of Managers; (C) have all powers necessary to direct and control the organizational and reporting relationships within the Company and authority to enter into any contract and execute and deliver any instrument in the name and on behalf of the Company; (D) ensure that all orders and resolutions of the Board of Managers are carried into effect; (E) vote, in the name of the Company, any stock or other securities in other companies or associations held by the Company unless another officer is designated by the Board of Managers for that purpose; (F) have the power to borrow and/or lend money and obtain extensions of credit on behalf of the Company; (G) make, execute, acknowledge and/or deliver any and all assignments, agreements, amendments, applications, certificates, notifications, instruments, contracts, papers, powers of attorney and other documents, and amendments thereto, that the Chief Executive Officer(s), President(s) or their delegates shall determine to be useful or desirable in connection with any lawful activity or transaction relating to the Purpose of the Company; (H) cause the Company to pay any and all expenses, debts or costs incurred by the Company; and (I) in connection with all of the foregoing, be authorized to delegate to other officers of the Company such of his or her powers and such of his or her duties as he or she may deem to be advisable.

(ii)                               Co-Chief Executive Officer(s) and Co-President(s) shall report to the Chief Executive Officer and President, respectively, and shall have such responsibilities, authority and duties as may be specified by the Board of Directors, and/or as assigned from time to time by the Chief Executive Officer and President, respectively.

(iii)                             The Chief Financial Officer or Co-Chief Financial Officers and Treasurer shall (A) have custody of the Company’s funds and securities and keep full and accurate accounts of receipts and disbursements in books belonging to the Company; (B) have the power to borrow and/or lend money and obtain extensions of credit on behalf of the Company ; (C) deposit or cause to be deposited monies or other valuable effects in the name and to the credit of the Company; (D) disburse the funds of the Company; (E) render to the Chief Executive Officer(s), President(s), and Board of Managers (at their regular meetings or when the Board of Managers so requires) an account of all his or her transactions as Chief Financial Officer or Treasurer and of the financial condition of the Company; (F) if required by the Board of Managers give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of his or her duties of the office and for the

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restoration to the Company, in case of his or her death, resignation, or removal from office, of all books, papers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Company; (G) maintain adequate records of all assets, liabilities and transactions of the Company and ensure that adequate audits thereof are currently and regularly made; and (H) have such other powers and perform such other duties as generally are incident to the position of a chief financial officer or treasurer of a company or as may from time to time be assigned to him or her by the Board of Managers, the Chief Executive Officer(s) or the President(s).

(iv)                             Each Managing Director and Executive Director shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Managers, the Chief Executive Officer(s) or the President(s). Subject to the control and direction of the Board of Managers, the Chief Executive Officer(s) or the President(s), each Managing Director or his or her designees may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company.

(v)                                Each Vice President shall, perform the duties and exercise the powers assigned to him or her by the Board of Managers or the executive officers of the Corporation.

(vi)                             One or more Tax Officers, if so appointed or designated (as appropriate) by the Chief Executive Officer(s), President(s), Chief Financial Officer(s) or Board of Managers, shall advise the Chief Executive Officer(s), President(s), Chief Financial Officer(s) and the Board of Managers on tax matters, execute tax returns and related documents on behalf of the Company and perform such other duties and have such other powers as the Chief Executive Officer(s), President(s), Chief Financial Officer(s) or Board of Managers may from time to time prescribe.

(vii)                           The Secretary, or the Assistant Secretary if any, shall attend meetings of the Board of Managers and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a company or as may from time to time be assigned to him or her by the Board of Managers, the Chief Executive Officer(s) or the President(s), including, without limitation, the authority to certify as to corporate matters and as to the authenticity of corporate records on behalf of the Company.

(viii)                       The Board of Managers and/or the Chief Executive Officer and/or President(s) may, from time to time, appoint additional officers of the Company and delegate to such officers such authority and duties as they may deem advisable. In addition, the Board of Managers may assign one or more titles to any such officer. Any officer to whom a delegation is made pursuant to this Agreement shall serve in the capacity so delegated until such delegation is revoked by action of the Board of Managers or until such officer's death, resignation, or removal from office. The officers shall exercise such powers and perform such duties of the Company as are specified in the Agreement and as shall be determined from time to time by the Board of Managers.

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(ix)                          Each of the officers of the Company is hereby designated as an “authorized person” within the meaning of the Act to execute, deliver and file any amendments or restatements of the Certificate and any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

(x)                             Only those officers designated as such in accordance with this Agreement or appointed or designated as authorized agents of the Company by the Board of Managers, the Chief Executive Officer(s), or the President(s) shall have the authority to bind the Company.

(i)                  Committees. The Board of Managers may, by resolution passed by a majority of the whole Board of Managers, designate one or more committees of the Board, and no committee needs to consist of any of the Managers of the Company; provided, however, this does not preclude the Company from forming other non-Board committees. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Managers to act at the meeting in place of any such absent or disqualified member. Any such Board committee, to the extent provided in a resolution of the Board of Managers, shall have and may exercise all the powers and authority granted by the Board of Managers under this Agreement, by resolution and applicable law. However, no such Board committee shall have power or authority in reference to admission of any new members of the Company. Unless the Board of Managers otherwise provides, each Board committee may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Managers conducts its business pursuant to this Agreement.

8.                  Election of Board of Managers.

(a)                Number. The number of persons constituting the entire Board of Managers shall be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Managers then in office or by the written consent of the Member(s). Subject to the removal right under Section 8(b) hereof, no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. As of the Effective Date, the number of Managers constituting the entire Board of Managers shall be three (3). Each Manager shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office. A Manager may, but need not, be a Member, employee or other representative of the Member.

(b)               Removal. A Manager (other than the Independent Manager) may be removed at any time, with or without cause, (i) by unanimous written consent of the Board of Managers as contemplated in Section 9 hereof or (ii) upon notice delivered by the Member to the Secretary or Assistant Secretary of the Company.

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(c)                Resignation. A Manager may resign at any time by giving written notice to the Secretary or Assistant Secretary of the Company. Except as provided in Section 7(b) hereof, any such resignation shall take effect upon receipt of such notice by the Secretary or Assistant Secretary of the Company, or at a future date as may be indicated in such notice provided that the Board of Managers in its sole discretion agrees that such resignation shall take effect as of such date. The acceptance of such resignation shall not be necessary to make it effective.

(d)               Vacancies. Any vacancy occurring for any reason in the position of Manager, including an increase in the number of Managers, may be filled by resolution adopted by affirmative vote of a majority of the remaining Managers then in office or by the written consent of the Member.

(e)               Initial Managers. The Member hereby elects the following individuals to the Board of Managers of the Company, to serve until their respective successors are duly elected and qualified or their earlier death, resignation or removal pursuant to this Agreement:

(i)                                  Eugene Chiulli

(ii)                               Larry Kravetz

(iii)                             John McCarthy, Independent Manager

9.                  Meetings; Written Consent. The Board of Managers may, but need not, hold regular meetings, of which no notice shall be necessary, and which shall be held at such time and places as may be fixed from time to time by the Board of Managers. Any action that may be or is required to be taken at a meeting of the Board of Managers may be taken at a meeting held by means of conference telephone, video conference or other communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in such a meeting shall constitute presence in person at such meeting. The presence of a majority of the Managers at a meeting shall constitute a quorum for the transaction of business, unless otherwise required by the Act or this Agreement. Except in cases, if any, in which the Certificate or this Agreement otherwise provides, the act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. Notwithstanding anything to the contrary in this Section 9, the Board of Managers may take any action that may be taken by the Board of Managers under this Agreement without a meeting, if such action is approved by the unanimous written consent of the Managers. The Member shall be permitted, but shall not be required, to attend meetings of the Board of Managers.

10.              Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member(s) nor any officer or Manager of the Company shall be obligated personally for any such debts, obligations or liabilities of the Company by reason of being a Member, officer or Manager of the Company or exercising any rights within his or her authority under this Agreement.

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11.              Indemnification.

(a)                To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member, Manager, officer and employee of the Company (each, a “Covered Person”) from and against any and all losses, claims (actual or threatened), damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines and settlements (collectively, “Losses”) sustained or incurred by such Covered Person as a result of any act, decision or omission concerning the business or activities of, or that otherwise is related to, the Company (including any Losses arising from any and all claims, demands, actions, suits, investigations or proceedings that relate to or arise in connection with the operations or business of the Company or arise out of or are based upon in whole or in part such Covered Person’s relationship to the Company, in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such Losses are determined, by a court of competent jurisdiction in a final, non-appealable decision, to result from the fraud or willful misconduct of such Covered Person. The indemnification provided by this Section 11 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law or otherwise. A Covered Person shall not be denied indemnification in whole or in part under this Section 11 because the Covered Person had an interest in the transaction with respect to which the indemnification applies.

(b)               A Covered Person shall be deemed to have acted with due care, reasonably and in good faith if, while discharging his or her duties or performing any function on behalf of an entity referred to this Section 11, he or she acted in the reasonable belief that his or her actions were not contrary to the best interests of the Company and were within the scope of authority granted to such Covered Person by this Agreement or other lawful authorization, or he or she reasonably relied on advice, information, opinions, reports, statements (whether oral or written), financial statements or financial data prepared or furnished by any Member, officer, committee, senior management, legal counsel, accountant (including public accountants) or other expert in matters involving the relevant expertise, or the written advice, direction or instruction of the Board of Managers or a committee, shareholder or member thereof. A Covered Person may consult with counsel and accountants with respect to the affairs of the Company and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel or accountants.

(c)                The provisions of this Section 11 shall continue as to a Covered Person who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Covered Person is indemnified and regardless of any subsequent amendment to or restatement of this Agreement and no amendment, restatement or termination of this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment, restatement or termination.

(d)               Expenses (including reasonable attorneys’ fees) incurred by a Covered

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Person in connection with a proceeding described in Section 11 of this Agreement shall, from time to time, be advanced by the Company prior to the final disposition of such claim (threatened or actual), investigation, demand, action, suit or Proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined, by a court of competent jurisdiction in a final, non-appealable decision, that such Covered Person is not entitled to be indemnified as authorized in Section 11 of this Agreement.

12.              Members.

(a)                Membership Interests. The Member(s) shall own the uncertificated percentage interests (individually a “Membership Interest” or collectively, the “Membership Interests”) in the Company as set forth on Schedule A hereto. Additional Members may be admitted into the Company as provided for in this Agreement. Unless named in this Agreement, or unless admitted to the Company as a substituted or new member as provided herein, no person or entity shall be considered a Member, and the Company need deal only with the Members so named and so admitted. The Company shall not be required to deal with any other person or entity by reason of an assignment by a Member or by reason of the dissolution, death or bankruptcy of a Member, except as otherwise provided in this Agreement.

(b)               Special Member. Notwithstanding any provision of this Agreement to the contrary and only upon the occurrence of any event that causes the Member to cease to be a Member of the Company at a time where there are no other Members of the Company (other than upon an assignment by such Member of all of its interests in the Company and the admission of a transferee pursuant to this Agreement), the person acting as the Independent Manager pursuant to Section 7(b) hereof shall, without any action of any person and simultaneously with such Member ceasing to be a Member of the Company, automatically be admitted to the Company as the Special Member, and shall continue the Company without dissolution. If at such time there is more than one person serving as an Independent Manager, the person that will have been the first of such persons to have been appointed as an Independent Manager shall automatically become the Special Member. It is the intent of these provisions that the Company never have more than one Special Member at any particular point in time. No Special Member may resign from the Company or transfer its rights as the Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member, in accordance with the requirements of Delaware law, by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as the Independent Manager pursuant to Section 7(b) hereof; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member as contemplated hereby. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301(d) of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. The Special Member, in its capacity as the Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise

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consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member pursuant to this Section 12(b), the person acting as the Independent Manager pursuant to Section 7(b) hereof shall execute a counterpart to this Agreement. Prior to its admission to the Company as the Special Member, the person acting as the Independent Manager pursuant to Section 7(b) hereof shall not be a member of the Company.

(c)                Voting. Other than as provided elsewhere herein, any matter that is to be voted on, consented to or approved by the Member(s) shall be determined by the vote of the holders of a majority of the Membership Interests. Any action permitted or required to be taken by the Member(s) may be taken without a meeting, without prior notice and without a vote if consented to, in writing, by Member(s) holding a majority of the Membership Interests, which consent shall be filed with the records of the Company.

(d)               Compliance with Securities Laws. No Membership Interests have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any applicable state securities laws. A Member may not transfer all or any Membership Interests, except upon compliance with the applicable federal and state securities laws. The Board of Managers shall have no obligation to register the transfer any Membership Interests under the Securities Act or under any applicable state securities laws, or to make any exemption therefrom available to any Member.

(e)               Transferability. Except as expressly permitted by this Agreement, no Member shall Transfer all or any portion of his, her or its Membership Interests. Except as otherwise expressly provided in this Agreement, any Membership Interests transferred shall continue to be subject to the provisions and restrictions contained in this Agreement. Any transferee, donee or other recipient of such Membership Interests shall be deemed to have accepted and agreed to be bound by the provisions and restrictions hereof as if such transferee had originally executed this Agreement as a party hereto. For purposes of this Agreement, “Transfer” shall mean any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

(f)                 Transfer of Membership Interest. The Membership Interest of any Member may not be Transferred in whole or in part unless the following terms and conditions have been satisfied:

(i)                                  The transferee shall have assumed the obligations, if any, of the transferor to the Company, including the obligation to fulfill the pro rata portion of the transferor’s then existing or subsequently arising commitments to make any Capital Contribution related to the transferred Membership Interest or portion thereof.

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(ii)                               The transferor and the transferee shall have complied with such other requirements as the non-transferring Members may reasonably impose, including the conditions that the transferee:

(A)       Adopt and approve in writing all the terms and provisions of the Agreement then in effect; and

(B)       Pay such fees as the non-transferring Members may reasonably require to pay the costs of the Company in effecting such substitution.

(g)                Status of Transferee of Membership Interest. A transferee of a Membership Interest who is not admitted as a Member in accordance with the provisions of this Agreement shall be entitled only to receive that share of net income, net losses and distributions, and the return of any Capital Contribution and distributions upon a dissolution of the Company, to which the transferor would otherwise be entitled with respect to the interest transferred, and shall not have any management rights of a Member of the Company under the Act or this Agreement including, without limitation, the right to obtain any information on account of the Company’s transactions, to inspect the Company’s books or to vote with the Members on, or to grant or withhold consents or approvals to, any matter. The Company shall, if a transferee and transferor jointly advise the Company in writing of a Transfer of the Membership Interest, furnish the transferee with pertinent tax information at the end of each Fiscal Year.

(h)               Admission of Additional Members. The Member(s) is/are deemed admitted as a Member / Members of the Company upon its/their execution and delivery of this Agreement. The Company shall be authorized, with the written consent of all Members, to issue Membership Interests to any person or entity, which shall represent any and all benefits to which a Member may be entitled under this Agreement and all obligations of any such Member to comply with this Agreement. The Board of Managers is authorized and directed to do all things it deems to be necessary or advisable in connection with any such issuance. The Member(s) may transfer their Membership Interests in accordance with the provisions of this Section 12.

13.              Capital Contributions. The Member(s) may from time to time contribute capital to the Company in such amounts and at such times as the Member(s) may determine (each, a “Capital Contribution”). Contributions of capital may be made by the Member(s) in cash, property or services rendered or a promissory note or other obligation to contribute cash or property or to render services, or any combination of the foregoing. No Member shall be entitled to withdraw any part of his, her or its Capital Contribution from the Company or to receive any distribution from the Company, except as expressly provided in this Agreement. No Member shall be entitled to demand or receive any property from the Company other than cash except as expressly provided herein. No Member shall be paid interest on any Capital Contribution.

14.              Tax Returns and Tax Matters. The Board of Managers shall cause to be prepared and filed all necessary federal, state, local and, if applicable, foreign tax returns for the Company. The Member(s) agree(s) to treat the Company for federal, state and local income tax purposes, as applicable or advisable, as (i) a disregarded entity so long as there is one single beneficial

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owner of the Membership Interests, as determined for federal, state and local income tax purposes, and (ii) a partnership so long as there is more than one single beneficial owner of the Membership Interests, as determined for federal, state and local income tax purposes. Notwithstanding the foregoing, the Member(s) in its/their discretion may elect to treat the Company as a corporation for federal, state or local income tax purposes.

15.              Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers may elect from time to time to make distributions of cash, property or securities to the Member(s).  No such distributions shall be made to the Member(s) to the extent that the Board of Managers determines, in its sole discretion, that funds are not reasonably available for such distribution by virtue of applicable law, contractual obligation or current or future needs of the Company.

16.              Other Interests and Activities of the Member and Managers.

(a)                The Member(s), Manager(s) and officers of the Company shall not be required to manage the Company as his/her/its sole and exclusive function and may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company. The Company, Member(s), Manager(s) and officers of the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Neither the Manager(s), Member(s) or officers of the Company shall incur any liability to the Company as a result of engaging in any other business or venture, unless it violates the Member’s, Manager’s or officer’s duty to the Company or is otherwise prohibited by law. Any contract or other transaction between the Company and a Member or any Affiliate of a Member or any Affiliate of any Manager, or between the Company and any person or entity of which one or more of its stockholders, members, directors, officers or employees is the Member or any Affiliate of a Member or any Affiliate of any of a Manager, shall be valid for all purposes, notwithstanding the presence of such Manager or Member at any meeting at which the Board of Managers acts upon, or in reference to, such contract or transaction, and notwithstanding his, her or its/their participation in such action, if the fact of such interest has been disclosed or known to the Board of Managers, and if the Board of Managers shall nevertheless in good faith authorize and approve or ratify such contract or transaction by a vote of a majority of the Managers present, such interested Manager or Managers to be counted in determining whether a quorum is present, but not to be counted in calculating the majority of such quorum necessary to carry such vote. This Section 16(a) shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

(b)               Neither the Company nor the Member(s) shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of any Manager or officer of the Company or to the income or proceeds derived therefrom. By resolution of the Board of Managers, the Manager(s) may be paid expenses, if any, of attendance at each

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meeting of the Board of Managers, and may be paid a fixed sum for attendance at each meeting of the Board of Managers. Except as provided in Section 7(b) hereof and the definition of “Independent Manager” herein (Section 29(d)), no such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

17.              Dissolution. The Company shall dissolve upon, but not before, the first to occur of the following:

(a)                Subject to Section 7(e)(ii) hereof, a unanimous vote of the Board of Managers and written resolution of the Member(s) in favor of dissolution; or

(b)               any other event which, under the Act, would cause the dissolution of a limited liability company unless within 180 days after such event the Member decides to continue the business of the Company.

(c)                Notwithstanding any other provision of this Agreement (i) the Bankruptcy of any Member or Special Member shall not cause such Member or the Special Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution and (ii) each Member and the Special Member each waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of such Member or Special Member, or the occurrence of an event that causes such Member or the Special Member to cease to be a Member of the Company.

(d)               In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied by the Member(s), as the liquidator of the Company, in the manner, and in the order or priority, set forth in Section 18-804 of the Act. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member(s) shall continue.

18.              Liquidation. The Company shall terminate after its affairs have been wound up and its assets fully distributed in liquidation as follows:

(a)                first, to the payment of the debts and liabilities of the Company and the expenses due to be paid to the Member(s) pursuant to Section 15 hereof and the expenses of liquidation;

(b)               next, to the setting up of any reserves which the Board of Managers may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, provided that any reserves not necessary to satisfy such liabilities or obligations are distributed as soon as practicable;

(c)                next, to the Member(s), to the extent it has made loans to the Company, an amount equal to any unpaid accrued interest on, and then the principal balance of, such loans;

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provided, however, that in the event the liquidation proceeds shall be insufficient to pay all such interest and principal, payment first shall be made of interest on such loans in the order in which such loans were made and then repayment of the principal shall be made in the order in which such loans were made; and

(d)               thereafter, to the Member(s).

19.              Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

20.              Amendments. This Agreement may be amended only by written action of the Member, provided, however, that neither the Member nor the Company shall amend, alter, change or repeal this Section 20, the definition of “Independent Manager” (Section 29(d)) and Sections 2, 7(a), 7(b), 7(d), 7(e), 7(f), 8(b) and 8(d) hereof without the unanimous written consent of the Board of Managers (including the Independent Manager). Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Section 20, the definition of “Independent Manager” and Sections 2, 7(b), 7(d), 7(e) and 7(f) hereof may not be modified, altered, supplemented or amended unless, to the extent that any Securities issued by the Company that are Obligations of the Company, or as to which the Company has provided credit enhancement, are rated by one or more Rating Agencies, each such Rating Agency has delivered a letter to the effect that such amendment, alteration, modification or supplement will not result in the qualification, reduction, or withdrawal of the applicable ratings of such securities.

21.              Rights of Creditors and Third Parties Under Agreement. This Agreement is entered into by the Member for the exclusive benefit of the Member and its permitted successors, transferees, assigns and legal representatives. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable law, no such creditor or third party shall have any rights under this Agreement or any other agreement (unless explicitly provided otherwise therein) between the Company and the Member.

22.              Limited Liability Company. The Member(s) intend(s) to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

23.              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or lack of enforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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24.              Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

25.              Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

26.              Entire Agreement. This Agreement embodies the entire agreement and understanding of the Member with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such matter.

27.              Notice. All notices, requests, demands and other communications hereunder shall be made in writing and shall be deemed to have been given when deposited in the United States mail, delivered to the custody of an express mail carrier, delivered by hand or dispatched by electronic mail, to the Member(s) at the address(es) set forth in Schedule A attached hereto and to members of the Board of Managers to his or her address(es) on file with the Company. Any address may be changed by notice given to the Member(s), as aforesaid, by the party whose address for notice is to be changed.

28.              Recordkeeping. The Company shall keep books and records separate from those of the Member(s) and shall at all times segregate and account for all of its assets and liabilities separately from those of the Member(s).

29.              Definitions. For purposes of this Agreement, the terms below have the following meanings:

(a)                “Affiliate” shall mean an entity owned by, controlling, controlled by, or under common control with, directly or indirectly, an entity. For this purpose, one entity “controls” another entity if it has the power to direct the management and policies of the other entity (for example, without limitation, through the ownership of voting securities or other equity interest, representation on its board of directors or other governing body, or by contract).

(b)               “Bankruptcy” means, with respect to any person, (i) an admission in writing by such person of its inability to pay its debts generally or a general assignment by such person for the benefit of creditors, (ii) the filing of any petition or answer by such person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such person or for any substantial part of its property, (iii) the consent or acquiescence of such person to the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or

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regulation, or the filing of any such petition against such person, or the entering of an order appointing a trustee, custodian, receiver, or liquidator of such person or of all or any substantial part of the property of such person. The foregoing definition of “Bankruptcy” in intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

(c)                “Basic Documents” means this Agreement, each purchase and sale agreement, contribution agreement, security agreement, or other document relating to the Assets, each indenture, pooling and servicing agreement, note purchase agreement, servicing agreement, trust agreement, insurance agreement, credit enhancement agreement, reimbursement agreement, swap agreement, underwriting agreement, purchase agreement, sale agreement, indemnity agreement and other agreement and governing document delivered in connection with any the Assets or the Securities, each other document, agreement, financing statement or certificate which is defined as a “Basic Document” under any of the foregoing and which is required to be executed by the Company, and all documents, agreements, financing statements and certificates contemplated thereby or delivered in connection therewith.

(d)               “Independent Manager” means each individual who, except in his or her capacity as an Independent Manager of the Company, is not, and has not been in the five years prior to such individual's appointment as an Independent Manager, (i) a member, manager, stockholder, officer, employee, partner, attorney or counsel of any Member or any of its Affiliates; (ii) a customer, supplier (other than a supplier of registered agent or registered office services) or other person who derives any of its revenues from its activities with any Member or any of its Affiliates; (iii) a person or other entity controlling or under common control with any such member, manager, stockholder, partner, customer, supplier or other person; or (iv) a member of the immediate family of any such member, manager, stockholder, director, officer, employee, partner, customer, supplier or other person; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Manager solely because such individual serves or has served in the capacity of an “independent director,” “independent manager,” “independent trustee” or in a similar capacity for any “special purpose entity” formed by any Member or any of its Affiliates.

(e)               “Obligations” shall mean the direct indebtedness, liabilities and obligations of the Company or secured by assets of the Company under or in connection with this Agreement, the other Basic Documents or any related document or any Securities contemplated by Section 2 of this Agreement in effect as of any date of determination.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

NOMURA HOLDING AMERICA INC., the Sole Member

By:	/s/ Satoshi Kawamura
	Name:	Satoshi Kawamura
	Title:	Chief Executive Officer, President and Senior Managing Director

IN WITNESS WHEREOF, the Independent Manager has executed this Agreement as of the date first set forth above.

INDEPENDENT MANAGER

/s/ John McCarthy
Name: John McCarthy

SCHEDULE A

OWNERSHIP INTERESTS IN THE COMPANY

MEMBER	address	PERCENTAGE INTEREST
Nomura Holding America Inc.	Worldwide Plaza, 309 West 49th Street New York, NY 10019	100%